N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of December 31st 2017

Fund	Name of Person	Ownership % of Series
Columbia VP- Long Government/Credit Bond Fund	JPMCB NA Cust For Columbia VP-Managed Volatility Moderate Growth Fund	25.03%
Columbia VP-Managed Risk Fund	Riversource Life Account for Inside Distribution (Life)	95.91%
Columbia VP-Managed Risk U.S. Fund	Riversource Life Account for Inside Distribution (Life)	87.42%

As of July 1st 2017
Fund	Name of Person	Ownership % of Series